Exhibit 99.2

BeiGene and EUSA Pharma Announce NMPA Approval of SYLVANT® (Siltuximab for Injection) in China for Idiopathic Multicentric Castleman Disease

CAMBRIDGE, Mass., BEIJING, China, and HEMEL HEMPSTEAD, England – December 2, 2021- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160) and EUSA Pharma (UK), Ltd. today announced that the China National Medical Products Administration (NMPA) has approved SYLVANT® (siltuximab for injection) for the treatment of adult patients with multicentric Castleman disease (MCD) who are human immunodeficiency virus (HIV) negative and human herpes virus-8 (HHV-8) negative, also known as idiopathic MCD (iMCD). This disease is a rare, life-threatening, and debilitating condition of the lymph nodes and related tissues. Siltuximab is a monoclonal antibody approved in the United States, European Union, and other countries and regions around the world.

“Today’s approval provides a new treatment for patients in China with this rare systemic disorder,” commented Xiaobin Wu, Ph.D., President, Chief Operating Officer, and General Manager of China at BeiGene. “This approval is our second product in our collaboration with EUSA, highlighting the combined expertise of our companies as we work together on behalf of patients. We are excited to have reached this important milestone and we look forward to launching siltuximab in 2022 and to helping patients with iMCD in China.”

“We are delighted that siltuximab has been approved in China and that this innovative treatment will soon be made available to patients suffering from this devastating disease,” said Carsten Thiel, Ph.D., Chief Executive Officer of EUSA Pharma.

The approval of siltuximab for the treatment of iMCD was supported by clinical results from a multinational, randomized, double blind, placebo-controlled Phase 2 trial (NCT01024036) conducted in 79 patients from 19 countries and regions, including 16 patients from China.

The primary endpoint of the study was durable tumor and symptomatic response, defined as tumor response assessed by independent review and complete resolution or stabilization of prospectively collected iMCD symptoms, for at least 18 weeks without treatment failure. A statistically significant difference in independently reviewed durable tumor and symptomatic response rate in the siltuximab arm compared with the placebo arm (34% vs. 0%, respectively; 95% CI: 11.1, 54.8; p = 0.0012) was observed.

Data from all patients treated with siltuximab monotherapy (n = 370) form the overall basis of the safety evaluation. Infections (including upper respiratory tract infections), pruritus, rash, arthralgia, and diarrhea were the most common adverse reactions, occurring in > 20% of siltuximab-treated patients in iMCD clinical studies. The most serious adverse reaction associated with the use of siltuximab was anaphylactic reaction.

In the study, a total of 34 Asian patients were enrolled, including 16 from China; 24 of 34 Asian patients were treated in the siltuximab arm and the remaining 10 patients were treated in the placebo arm. The subgroup analyses showed that there was no significant difference in demographic and baseline disease characteristics between Asian patients and the overall patient population; the efficacy data on primary and secondary study endpoints of Asian patients was consistent with those of the overall patient population, and the same for safety data; no other safety signals were found.

An open label, long-term extension Phase 2 trial (NCT01400503) was also conducted in patients with iMCD treated in prior trials. The median duration of siltuximab treatment was 5.52 years (range: 0.8 to 10.8 years); more than 50% of patients received siltuximab treatment for ≥5 years. The rate of serious or Grade ≥3 adverse events did not increase over time as a function of cumulative exposure.

About SYLVANT® (siltuximab for injection)

Siltuximab is a monoclonal antibody that directly neutralises IL-6, an inflammatory cytokine detected at elevated levels in multiple inflammatory conditions. SYLVANT® is approved in a number of countries and regions and is indicated for the treatment of patients with multicentric Castleman disease (MCD) who are human immunodeficiency virus (HIV) negative and human herpesvirus-8 (HHV-8) negative. iMCD is a rare, life-threatening and debilitating lymphoproliferative disorder, which causes abnormal overgrowth of immune cells and shares many symptomatic and histological features with lymphoma. The Approved EU and U.S. Indications and Usage information are available for additional information at: EMA Summary of Product Characteristics (SmPC) and FDA Prescribing Information .

About EUSA Pharma

Founded in March 2015, EUSA Pharma is a world-class biopharmaceutical company focused on oncology and rare disease. The company has extensive commercial operations in the United States and Europe, alongside a direct presence in other select markets across the globe. EUSA Pharma is led by an experienced management team with a strong record of building successful pharmaceutical companies and is supported by significant funding raised from leading life science investor EW Healthcare Partners. For more information please visit www.eusapharma.com.

BeiGene Oncology

BeiGene is committed to advancing best and first-in-class clinical candidates internally or with like-minded partners to develop impactful and affordable medicines to patients across the globe. We have a growing R&D team of approximately 2,750 colleagues dedicated to advancing more than 90 ongoing or planned clinical trials (over 70 clinical trials are ongoing) involving more than 14,000 patients and healthy volunteers. Our expansive portfolio is directed by a predominantly internalized clinical development team supporting trials in more than 45 countries and regions. Hematology-oncology and solid tumor targeted therapies and immuno-oncology are key focus areas for the Company, with both mono- and combination therapies prioritized in our research and development. The Company currently has three approved medicines discovered and developed in our labs: BTK inhibitor BRUKINSA in the United States, China, the European Union, Canada, Australia, and additional international markets; and non-FC-gamma receptor binding anti-PD-1 antibody tislelizumab and PARP inhibitor pamiparib in China.

BeiGene also partners with innovative companies who share our goal of developing therapies to address global health needs. We commercialize a range of oncology medicines in China licensed from Amgen, Bristol Myers Squibb, EUSA Pharma, and Bio-Thera. We also plan to address greater areas of unmet need globally through our collaborations including with Amgen, Mirati Therapeutics, Seagen, and Zymeworks. BeiGene has also entered into a collaboration with Novartis granting Novartis rights to develop, manufacture, and commercialize tislelizumab in North America, Europe, and Japan.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are expediting development of our diverse pipeline of novel therapeutics through our own capabilities and collaborations. We are committed to radically improving access to medicines for two billion more people by 2030. BeiGene has a growing global team of over 7,700 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

BeiGene Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the potential launch and opportunity of SYLVANT® in China, the potential benefits of SYLVANT® for patients with iMCD in China, future development and potential commercialization activities of the products under the agreement with EUSA, and BeiGene’s plans, commitments, aspirations and goals under the headings “BeiGene Oncology” and “About BeiGene”. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on the Company’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Contacts

EUSA Media
Rebecca Kerr
+44 7909 703627
media@eusapharma.com

BeiGene Investor	BeiGene Media
Gabrielle Zhou	Liza Heapes
+86 10-5895-8058 or +1 857-302-5189	+1 857-302-5663
ir@beigene.com	media@beigene.com